Exhibit 99

Media Contact: Marissa Travaline
(609) 561-9000 ext. 4227
mtravaline@sjindustries.com

Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Announces Completion of $200 Million At-The-Market Equity Offering

FOLSOM, NJ, June 16, 2020 – SJI (NYSE: SJI) today announced the sale of shares of its common stock for aggregate gross proceeds of approximately $200 million before commissions and offering expenses under its previously announced "at-the-market" equity offering program. The sales were completed pursuant to the ATM Equity Offering Sales Agreement between the company and BofA Securities and Wells Fargo Securities, LLC, which the company previously filed with the Securities and Exchange Commission (the "SEC"). The sales exhausted the shares that were available for sale under the Sales Agreement.  The proceeds satisfy SJI’s planned equity capital raising for fiscal year 2020.

A shelf registration statement on Form S-3 relating to the common stock offered in the public offering described above was filed with the SEC on September 9, 2019 and declared effective by the SEC. The offering was made only by means of a written prospectus and prospectus supplements that form a part of the registration statement. Prospectus supplements and an accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC's website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 700,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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